Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-188496 of Ares Commercial Real Estate Corporation on Form S-3 and in Registration Statement No. 333-181077 of Ares Commercial Real Estate Corporation on Form S-8 of our report dated March 30, 2013 on the financial statements of EF&A Funding, LLC as of December 31, 2012 and for the year then ended included in the Form 8-K of Ares Commercial Real Estate Corporation dated June 3, 2013.

/s/ CohnReznick LLP

Atlanta, Georgia

May 30, 2013